Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter sometimes the “Agreement”) is made this 22nd day of July, 2004 by and between CARROLLTON BANCORP and CARROLLTON BANK, Employers, (hereinafter sometimes jointly referred to as the “Bank”), body corporates of the State of Maryland, and ROBERT A. ALTIERI of Howard County, State of Maryland (hereinafter sometimes the “Employee”).

INTRODUCTORY STATEMENT

Carrollton Bancorp is a “holding company” which is the sole owner of the capital stock of Carrollton Bank and Carrollton Bank is engaged in the business of accepting deposits of money, paying and cashing checks, making loans, etc., all as more fully described in West’s Maryland Law Encyclopedia, Volume 4, Section Banks and Trust Companies, and in and by the Regulations of the Commissioner of Financial Regulation of the State of Maryland and the Federal Deposit Insurance Corporation. The Employee has extensive experience in the field of banking and the Boards of Directors of the “holding company” and the Bank (hereinafter sometimes the “Board”) are fully familiar with Employee’s knowledge of the banking business, his ability to lead in the development and growth of the Bank’s operations and profits and in the expansion of the “holding company” and the Bank and therefore have determined that it is in the best interest of the Bank and the “holding company” and its stockholders to reinforce and encourage the continued attention and dedication of the Employee to the “holding company” and to the Bank by providing for the continued employment of the Employee with the “holding company” and the Bank.

The Employee is willing to commit himself to serve the Bank on the terms and conditions herein provided.

In order to effect the foregoing, the Bank and the Employee wish to enter into an employment agreement on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid each to the other, receipt of which is hereby acknowledged and in consideration of the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Employment.  The Bank hereby employs the Employee as President and Chief Executive Officer, and the Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement.

1.1.                              Assignability.  This Agreement is purely personal to the parties hereto, and neither party shall have the right to assign, transfer, pledge, or otherwise affect any interest hereunder nor any of the monies called for herein.

2.                                       Duties of Employee.  Employee has, for several years past, been engaged by Bank in the identical position herein described. It is contemplated by this Agreement that Employee’s duties shall be comparable to those presently undertaken by Employee, which can generally be described as being responsible for the day to day management of the Bank, carrying out the mission, strategy, goals, and objectives established by the Board and in planning for the growth and profitability of the

Bank. The duties of employment shall include such additional executive and managerial duties on behalf of the Bank and its operations of a character in keeping with the Employee’s position as may, from time to time, be assigned to the Employee by the Board of Directors.

2.1.                              Best Efforts of Employee.  Employee agrees that he will, at all times, faithfully, industriously, and to the best of his ability, experience, and talents perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of Bank.

3.                                       Term.  The effective date of this Agreement shall be June 1, 2004. The term of employment shall begin on the Effective Date and continue for a period of three years, unless this Agreement is terminated by either party as herein provided.

                                                4.                                       Compensation.

4.1.                              Salary.  During the period of the Employee’s employment hereunder, the Bank shall pay to the Employee a minimum annual base salary at a rate of Two Hundred Thousand Dollars ($200,000.00) or such rate as may, from time to time, be determined by the Board, such salary to be paid in substantially even installments, subject to customary payroll deductions, in accordance with the normal payroll practices of the Bank. The Employee’s salary will be reviewed by the Bank’s Compensation Committee at least annually.

Employee shall not receive additional compensation for services rendered to the Bancorp. It is the intent of the parties hereto that all compensation, benefits, and bonus, if any, shall be paid by Carrollton Bank.

Prior to any renewal or extension of the term of this Agreement, salary adjustments shall be recommended to the Board by Bank’s Compensation Committee.

4.2.                              Bonus.  So long as Employee is employed under the provisions of this Agreement by Bank, at the end of each calendar year, Employee may receive a cash bonus not to exceed forty percent (40%) of his base salary. The amount of the bonus will be determined by Bank’s Compensation Committee based upon Employee having achieved or exceeded the defined goals and objectives established for the subject year by the aforesaid committee and the Board of Directors. It is agreed that the goals and objectives will focus on core profit, earnings, strategic plan achievements and professional accomplishments.

4.3.                              Other Benefits.  The Employee shall be entitled to participate in all of the benefit plans and arrangements in effect on the date hereof in which employees and Officers of the Bank participate, including group life insurance and accident plans, medical and dental insurance plans, and short and long term disability plans, defined benefit plan and 401K plan, provided, however, that changes in such plans or arrangements may be made, including termination of such plans or arrangements, if such changes occur pursuant to a program applicable to all employees and Officers of the Bank and do not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared with any other employee of the Bank. The Employee agrees to cooperate in obtaining such benefits, including submitting to physical examination and drug testing, if required to do so by insurance carriers and/or the Board of Directors.

4.4.                              Expenses.  During the term of the Employee’s employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Employee in performing services hereunder, upon presentment of receipts for such expenses.

4.5.                              Vacations.  Employee shall be entitled to an annual vacation time, with full pay, in keeping with Bank policy as same shall from time to time be amended. Vacation time must be taken during the calendar year in which it is accrued and cannot be accumulated and carried over into succeeding calendar years except when permitted by the Chairman of the Board. The Employee shall take his vacation at reasonable time or times taking into consideration the needs of the Bank. During the course of a calendar year, Employee must take a vacation of two consecutive weeks, but no single vacation can be taken for a period exceeding two consecutive weeks.

4.6.                              Sick Leave.  Employee shall be entitled to sick leave in keeping with Bank policy as same shall from time to time be amended. Days awarded under said sick leave policy are not cumulative and may not be carried over into succeeding calendars years except when permitted by the Chairman of the Board.

4.7.                              Automobile and Costs Associated Therewith.  Commencing with the effective date of this Agreement, Employee shall receive the use of a Bank-owned car. During the life of this Agreement, subject to Employee being employed by Bank and this Agreement being extended, on the third anniversary of the effective date hereof, Employee shall receive the use of a new Bank-owned car. The make and model of the Bank-owned car shall be as determined by the Employee, subject to the approval of the Board. In addition thereto, Employee shall receive a Bank-owned credit card for use in paying for fuel and oil for the operation of the vehicle and necessary repairs to the vehicle. Bank shall, at Bank’s expense, obtain and maintain insurance covering the use of the vehicle. Should Employee determine that, in his opinion, the amount and type of insurance obtained by the Bank is inadequate, it shall be Employee’s responsibility to obtain, at his expense, any additional types or amounts of insurance.

It shall be the responsibility of Employee to maintain all records appropriate to Internal Revenue rules and regulations pertaining to the use of employer-owned vehicles and, should the use of the employer-owned vehicle result in additional tax consequences to Employee, the tax shall be the responsibility of Employee to pay.

4.8.                              Stock Options.  During the term of this Agreement and subject to the availability of stock for option usage and provided that, in the year for which the grant is to be made, Bank has achieved the goals and objectives as set forth in Paragraph 4.2 hereinabove, Employee may receive stock option grants as determined by Bank’s Compensation Committee. Should stock option grants be made, they shall take into account the affect on Bank of accounting charges and they shall take into consideration the amount and type of stock options granted to presidents of peer banks in Maryland and adjacent states.

At the determination of the said Compensation Committee and in keeping with the provisions of the next hereinabove paragraph, the Compensation Committee may, in lieu of or in addition to, stock options determined to grant stock appreciation rights, phantom stock, restricted stock, or similar grants.

4.9.                              Memberships.  Bank will provide to Employee and pay the cost (both initiation and annual) thereof of membership in the Center Club, Maryland Banker’s Association, and, at the determination of the Board, other professional associations.

4.10.                        Master of Business Administration.  Bank shall advance the cost of tuition for Employee to obtain an MBA degree in Business Administration or a course to enhance Employee’s knowledge of Real Estate Practices. The course to be given by either Johns Hopkins University or Loyola College in Baltimore. Should Employee successfully complete the course within the normal time frame for completion, the advancement shall be forgiven, otherwise Employee shall reimburse Bank for funds advanced on his behalf.

4.11.                        Taxation.  Under the provisions and regulations pertaining to compensation promulgated by Federal and State taxing authorities as same now exists or as same may be amended, Bank may be required to report some or all of the proposed benefits as additional compensation to Employee, in which event, the tax consequences shall be the responsibility of Employee.

5.                                       Termination.  The Employee’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

5.1.                              Death.  The Employee’s employment hereunder shall terminate upon his death.

5.2.                              Disability.  If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) months and within thirty (30) days after written Notice of Termination is given (which notice may be given before or after the end of the six month period) shall not have returned to the performance of his duties hereunder on a full time basis, the Bank may terminate the Employee’s employment hereunder. Benefits, if any, shall continue to be paid to Employee in keeping with the provisions of any Disability Plan under which Employee was covered prior to his termination.

5.3.                              Voluntary Termination by the Employee.  The Employee may voluntarily resign or terminate his employment hereunder by transmitting a written Notice of Termination to the Bank at least ninety (90) days prior to the effective date of such resignation/termination. All compensation and benefits, to or for Employee, shall continue for the ninety (90) day period and cease and terminate on the effective date of resignation/termination. Employee agrees to continue rendering his best efforts on behalf of the Bank during this ninety (90) day period unless Bank requests him to cease at an earlier date, which request will not interfere with Employee’s continued compensation.

5.4.                              Termination for Cause.  The Bank may terminate Employee’s employment with the Bank without triggering the provisions of Section 6, upon discovery of Employee’s fraud, dishonesty, moral turpitude, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties as herein set out or as determined by the Board, willful violation of any law, rule, or regulation (other than traffic violations or similar offences) or any final cease-and-desist order or the taking of any wrongful action which Employee knew or should have known would cause injury to the Bank or its reputation or the breach of any provision of this Agreement.

Should Employee, under State or Federal law, be indicted or, by information, be charged with the commission of a felony, Board may suspend, with or without pay, Employee’s services. Should Employee be convicted of the commission of a felony, Board may terminate Employee’s employment and the termination shall be for cause.

5.5.                              Any termination of the Employee’s employment (other than termination pursuant to Section 5.1 hereof) shall be communicated by written Notice of Termination to the other party as provided in Section 8 hereof.

5.6.                              Bank’s Right to Terminate.  Nothing in this Section 5 or elsewhere in this Agreement shall be interpreted to limit the Bank’s authority to discharge Employee at any time with or without cause.

6.                                       Compensation Upon Termination.

6.1.                              Termination Without Cause.  Should Bank terminate Employee’s employment for any reason, other than the provisions of Section 5.4 hereof, Employee shall continue, for the next succeeding twenty-four (24) calendar months, to receive his then current monthly salary, provided Employee fully complies with the provisions of Sections 9 and 13 hereof. Normal deductions for withholding taxes, insurance, etc. shall continue to be withheld by Bank for Employee’s benefit.

In addition, Employee shall continue to participate in all plans in which he participated at the time of termination on the same terms, basis, and conditions set forth in Section 4.3 hereof.

6.2.                              Termination for Cause.  Should Employee’s employment terminate pursuant to the provisions of Section 5.1, 5.2, 5.3, or 5.4 of this Agreement, Employee shall not be entitled to any further compensation or benefits (including, but not limited to insurance, except as may be provided in the insurance plan, annual bonus, or annual stock option grant) beyond the “date of termination.” For purposes of this section, “date of termination” shall be the date specified in the Notice of Termination or, if no date is specified, the date on which the Notice of Termination is given or, as to Section 5.1, the date of death.

6.3.                              Employee’s Obligations Upon Termination.  Upon termination, with or without cause, Employee will promptly return to Bank all property owned by the Bank which is in Employee’s possession or control. This provision shall include, but not be limited to, vehicles, keys, credit cards, debit cards, and access cards.

6.4.                              Termination as a Result of Sale of Bank.  During the terms of this Agreement, should the Bank be sold to or acquired by another entity:

a)                                      Any stock options not yet vested in Employee shall immediately vest in Employee. These options shall vest regardless of whether Paragraphs 6.4(b), (c), (d), or (e) below apply.

b)                                     If Employee is offered employment at the acquiring institution and he accepts such employment, this Agreement shall be of no further effect.

c)                                      If Employee is not offered any employment or is not offered Substantially Similar Employment (defined below) by the acquiring institution, Employee shall receive a severance package consisting of: (i) three years of his current base salary payable in 36 equal monthly installments; (ii) continuation for a period of three years at no cost to Employee of all medical and long-term disability insurance offered by the surviving entity to its employees; if the surviving entity offers more than one medical insurance plan and/or disability insurance plan, Employee may select the plans of his choice; and (iii) at the option of Employee, Employee may acquire from the Bank, the Bank-owned car which had been assigned to Employee at no cost to Employee except for the costs associated with the transfer (and any income tax that may be due by the Employee if the transfer of the car is considered compensation for income tax purposes).

d)                                     If Employee is offered Substantially Similar Employment and declines said employment for any reason (Employee need not provide a reason), Employee shall receive the severance package provided in Paragraph 6.1 of this Agreement and at the option of Employee, Employee may acquire from the Bank, the Bank-owned car which had been assigned to Employee at no cost to Employee except for the costs associated with the transfer (and any income tax that may be due by the Employee if the transfer of the car is considered compensation for income tax purposes).

e)                                      Substantially Similar Employment shall mean a position at the surviving or acquiring institution where Employee is provided: (i) a salary equal to or better than the salary offered under this Agreement; (ii) benefits similar to or better than the benefits offered hereunder including health insurance, stock options, retirement benefits, use of company vehicle, severance package, and employment agreement; (iii) Employee’s place of employment remains in the Baltimore metropolitan area; and (iv) Employee receives the title of authority and responsibilities of Vice President or a higher position.

f)                                        Should the sale of Bank be the result of Regulatory action, State and/or Federal, the provisions of this section shall be subject to modification by said Regulator.

7.                                       Compensation During Disability.  During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive or shall receive the benefits of (as the case may be), all items described in Section 4 hereof at the rate then in effect for such period until his employment is terminated pursuant to Section 5.2 hereof, provided that payments so made to the Employee shall be reduced by the sum of the amounts, if any, payable to the Employee under the Bank’s disability insurance, under worker’s compensation insurance or under any other insurance.

8.                                       Notice.  Whenever notice is required to be given under the provisions of this Agreement, it shall be given in writing by hand-delivery or United States registered or certified mail, return receipt requested, and shall be deemed to have been transmitted on the date such notice is so delivered, transmitted, or mailed, if addressed as follows:

If to the Bank:

Carrollton Bank

P.O. Box 24129

Baltimore, MD 21227

Attention: Chairman of the Board, Carrollton Bank

If to the Employee:

Robert A. Altieri

2814 Shadow Roll Court

Glenwood, MD 21738

or to such other address as either of the parties hereto, by written notice to the other, may, from time to time, designate.

9.                                       Confidential Information.

9.1                                 Employee agrees that any information received by the Employee during his employment with Bank which concerns the personal, financial, or other affairs of the Bank or any of its customers, employees or stockholders will be treated by the Employee in full confidence and will not be revealed to any other persons, firms, or organizations nor will Employee make personal use of any confidential information concerning the Bank’s business or about its customers, employees, or stockholders.

9.2                                 Bank agrees that any information pertaining to Employee received by the Bank during the course of Employee’s employment by Bank will be treated by Bank in full confidence and will not be revealed to any other persons, firms, or organizations, nor will Bank make use of such confidential information.

10.                                 Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

However, in the event of non-compliance or violation, as the case may be, of Section 9 and/or 13 hereof, the Bank may alternatively apply to a court of competent jurisdiction for a temporary restraining order and/or such other legal and equitable remedies as may be appropriate, since the Bank would have no adequate remedy at law for such violation or non-compliance.

11.                                 Other Employment.  Employee, during the term of this Agreement, is prohibited from accepting or undertaking any work or employment, with or without compensation, from another employer without Bank’s written consent. It is Bank’s intention that Employee devote all of Employee’s work efforts toward the development and improvement of the Bank’s business. However, Employee may undertake investment opportunities which do not conflict with his Bank duties and responsibilities. Board determinations will be reasonable and prompt.

12.                                 Other Regulatory Provisions.

12.1.                        Suspension.  If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under the provisions of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended, as of the date of service, unless stayed by appropriate proceedings.

12.2.                        Removal.  If Employee is removed and/or permanently prohibited from participating in the conduct of Bank’s affairs by an order issued under the provisions of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

12.3.                        Bank’s Default.  If the Bank is in default (as defined under the provisions of the Federal Deposit Insurance Act), all obligations under this Agreement may be modified or terminated as of the date of default, but this Paragraph 12.3 shall not affect any vested rights of the parties hereto.

12.4.                        Contractual Obligations.  All obligations under this Agreement may be modified or terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i)                                     by the Federal Deposit Insurance Corporation or the Resolution Trust Corporation or its designee at the time it enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in the Federal Deposit Insurance Act; or

(ii)                                  by the Board of Directors of the Federal Deposit Insurance Corporation or the Resolution Trust or its designee at the time that it approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined to be in an unsafe or unsound condition.

Any rights of the parties hereto that have already vested, however, shall not be affected by such action.

13.                                 Non-Compete.  For a period of twenty-four (24) months following termination of his employment with Bank, Employee agrees that he shall not solicit customers of the Bank for any purpose whatsoever and further, within an area of thirty-five (35) miles from Bank’s then main office, Employee will not accept employment with a bank, thrift or credit union as a President, Senior Vice President, Vice President, or in a managerial capacity.

14.                                 Training of Others.  Because of the possibility of Employee’s death or disability during the term of this Agreement, Employee agrees to develop a “plan of succession” meeting with the Board’s approval.

15.                                 Miscellaneous.

a)                                      No provisions of this Agreement may be modified, waived, or discharged, unless such waiver, modification, or discharge is agreed to in writing signed by the Employee and such officer of the Bank as may be specifically designated by the Board.

b)                                     No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions as the same or at any prior or subsequent time.

c)                                      The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its conflicts of law provisions.

d)                                     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

e)                                      This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

WITNESS/ATTEST:		CARROLLTON BANCORP

/S/ Kimberly John	By:	/S/ Albert R. Counselman
ALBERT R. COUNSELMAN,
Chairman of the Board

CARROLLTON BANK

/S/ Allyson Cwiek	By:	/S/ John Paul Rogers
JOHN PAUL ROGERS,
Chairman of the Board

/S/ Kimberly John		/S/ Robert A. Altieri
ROBERT A. ALTIERI

STATE OF MARYLAND,		, TO WIT:

I HEREBY CERTIFY that, on this          day of             , 2004, the subscriber, a Notary Public of the State of Maryland aforesaid, personally appeared ALBERT R. COUNSELMAN, who acknowledged himself to be the Chairman of the Board of CARROLLTON BANCORP, a corporation, and that he, as such Chairman of the Board, being authorized so to do, executed the aforegoing instrument for the purposes therein contained, by signing, in my presence, the name of the corporation by himself as such Chairman of the Board.

IN WITNESS WHEREOF, I hereunto set my hand and Notarial Seal.

Notary Public

My commission expires:

STATE OF MARYLAND,	, TO WIT:

I HEREBY CERTIFY that, on this        day of         , 2004, the subscriber, a Notary Public of the State of Maryland aforesaid, personally appeared JOHN PAUL ROGERS, who acknowledged himself to be the Chairman of to Board of CARROLLTON BANK, a corporation, and that he, as such Chairman of the Board, being authorized so to do, executed the aforegoing instrument for the purposes therein contained, by signing, in my presence, the name of the corporation by himself as such Chairman of the Board.

IN WITNESS WHEREOF, I hereunto set my hand and Notarial Seal.

Notary Public

My commission expires:

STATE OF MARYLAND,	TO WIT:

I HEREBY CERTIFY that, on this 24th day of June, 2004, before me, the subscriber, a Notary Public of the State aforesaid, personally appeared ROBERT A. ALTIERI, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and he acknowledged that he executed the same for the purposes therein contained, and, in my presence, signed and sealed the same.

IN WITNESS, I hereunto set my Hand and Notarial Seal.

/S/ Kyran Ross
Notary Public

My commission expires:	01/01/07